Exhibit 16.1

KPMG LLP Suite 600 701 West Eighth Avenue Anchorage, AK 99501
February 2, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for Northrim Bancorp, Inc. (Company) and, under the date of March 11, 2009, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007 and the effectiveness of internal control over financial reporting as of December 31, 2008. On January 27, 2010, we were notified that the Company engaged Moss Adams LLP as its principal accountant for the year ending December 31, 2010 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated February 2, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the dismissal was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with the Company’s statements in Item 4.01(b).
Very truly yours,
KPMG LLP
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.